SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2006

Boston Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-28432	04-3026859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Middlesex Turnpike Bedford, MA		01730
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 904-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

On October 19, 2006, Boston Communications Group, Inc. (“bcgi” or the “Company”) entered into a Purchase and Sale Agreement with Sentinel Properties – Bedford, LLC (Sentinel), pursuant to which the Company shall sell to Sentinel the building and land located at 55 Middlesex Turnpike Bedford Massachusetts for a purchase price equal to $16.5 million. The agreement provides for an inspection period until November 20, 2006, during which Sentinel has the right to terminate the agreement. The closing of the purchase and sale, which is anticipated to occur in January 2007, is subject to a number of closing conditions, including:

-	the accuracy of the Company’s representations and warranties set forth in the agreement;
-	the absence of new encumbrances and exceptions to title pertaining to the property;
-	the delivery of various closing deliverables to Sentinel;
-	the execution of a short-term lease with Sentinel for that portion of the property which houses bcgi’s corporate headquarters, engineering and software development, sales and marketing, and administrative personnel until such time as the Company is able to obtain sufficient space in another facility to house these personnel; and
-	the execution of long-term lease with Sentinel to lease the data center space currently utilized by the Company to support bcgi’s equipment and software.

The Company will also continue to maintain its redundant data center facility in Woburn, Massachusetts.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2006

BOSTON COMMUNICATIONS GROUP, INC.

By:  /s/    Paul Tobin

        Paul Tobin

        Acting President and Chief Executive Officer